Exhibit 99.1

Ace Global Business Acquisition Limited Announces Extension of Combination Period and Additional Contribution to Trust Account to Extend Combination Period

New York, Jan. 09, 2023 (GLOBE NEWSWIRE) -- Ace Global Business Acquisition Limited (NASDAQ: ACBA, the “Company”), a special purpose acquisition company, announced today that at its annual general meeting of shareholders on January 5, 2023 (the “Meeting”), the Company’s shareholders voted in favor of the proposal to amend its memorandum and articles of association, giving the Company the right to extend the date by which the Company has to complete a business combination (the “Combination Period”) a total of five (5) times, as follows: (i) two (2) times for an additional three (3) months each time from January 8, 2023 to July 8, 2023, followed by (ii) three (3) times for an additional one (1) month each time from July 8, 2023 to October 8, 2023. On January 5, 2023, Ace Global Investment Limited, the Company’s initial public offering sponsor (“Sponsor”), deposited into the Company’s trust account (the “Trust Account”) an aggregate of $350,332.05 (representing approximately $0.15 per ordinary share issued at the Company’s initial public offering that has not been redeemed), in order to extend the period of time the Company has to complete a business combination for an additional three (3) months, from January 8, 2023 to April 8, 2023. The Company issued a promissory note to Sponsor with a principal amount equal to the amount deposited. The promissory note bears no interest and is convertible into the Company’s units (with each unit consisting of one ordinary share, and one warrant to purchase one ordinary share) at a price of $10.00 per unit at the closing of a business combination by the Company. The purpose of the extension is to provide time for the Company to complete a business combination.

About Ace Global Business Acquisition Limited

Ace Global Business Acquisition Limited is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

Ace Global Business Acquisition Limited

Investor Relationship Department

+852 9086 7042